    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 1997
                                                     REGISTRATION NO. 333-22359
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 ------------

                             AMENDMENT NO. 5
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 ------------
                             BIONX IMPLANTS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        DELAWARE                     3841                    22-3458598
     (STATE OR OTHER           (PRIMARY STANDARD            (IRS EMPLOYER
      JURISDICTION                INDUSTRIAL             IDENTIFICATION NO.)
   OF INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
                           279B GREAT VALLEY PARKWAY
                          MALVERN, PENNSYLVANIA 19355
                                (610) 296-0919
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 ------------
                               DAVID W. ANDERSON
                           279B GREAT VALLEY PARKWAY
                          MALVERN, PENNSYLVANIA 19355
                                (610) 296-0919
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                WITH COPIES TO
       PETER H. EHRENBERG, ESQ.               ALEXANDER D. LYNCH, ESQ.
  LOWENSTEIN, SANDLER, KOHL, FISHER &      BROBECK, PHLEGER & HARRISON LLP
             BOYLAN, P.A.                     1633 BROADWAY, 47TH FLOOR
         65 LIVINGSTON AVENUE                 NEW YORK, NEW YORK 10019
      ROSELAND, NEW JERSEY 07068                   (212) 581-1600
            (201) 992-8700
                                 ------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement is declared effective.
                                 ------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                 ------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                           PROPOSED        PROPOSED
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM          MAXIMUM
    SECURITIES TO BE         TO BE      OFFERING PRICE     AGGREGATE        AMOUNT OF
       REGISTERED        REGISTERED(1)   PER UNIT(2)   OFFERING PRICE(2) REGISTRATION FEE
-----------------------------------------------------------------------------------------
Common Stock, par value
 $.0019 per share......  2,300,000 shs.     $14.00        $32,200,000       $9,758(3)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes 300,000 shares which may be purchased by the Underwriters to cover over-allotments, if any.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(3) Previously paid.
                                 ------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
reflects the increased license and grant revenues. Substantially all of the decline in 1996 is attributable to the inclusion within products sales and cost of goods sold of revenues and expenses associated with the purchasing and sale of instrumentation systems and to the step-up in value of inventory related to the Reorganization. The Company's gross profit margin applicable to implant sales, representing implant revenues less related raw materials, direct labor and overhead and associated variable expenses, increased from 65.1% in 1994 to 66.1% in 1995 and to 66.7% in 1996. The improvement in this portion of the Company's gross profit margin in 1995 was attributable in large part to a change in the Company's product mix from primarily PGA products to primarily PLLA products. In general, the costs associated with manufacturing PLLA products are substantially less than comparable costs for PGA products. The improvement in this portion of the Company's gross profit margin in 1996 resulted primarily from increased sales of higher margin Meniscus Arrow products, increased sales of higher margin PLLA products and the leveraging of certain fixed manufacturing costs over the Company's expanded revenue base.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased by 212.2% from $693,000 in 1994 to $2.2 million in 1995 and by 109.2% to $4.5 million in 1996. Such expenses were 54.8% of product sales in 1994, 159.8% of product sales in 1995 and 89.9% of product sales in 1996. Selling, general and administrative expenses consist primarily of commissions paid on product sales in the U.S., patent and license related expenses, costs incurred in connection with the regulatory process, expenses associated with supporting the Company's managed networks of independent sales agents, distributors and dealers and, in 1996, amortization of goodwill and patents and depreciation of property and equipment associated with the Reorganization (such amortization and depreciation amounting to $85,000 in 1996 and expected to be approximately $255,000 per year through
2017). The increases in the dollar amount of selling, general and administrative expenses during these periods were primarily attributable to increased commission payment obligations reflecting the Company's increased product sales in the U.S. and increased expenses associated with establishing and supporting a managed network of independent sales agents in the U.S. The substantial increase in the percentage relationship of such expenses to product sales in 1995 reflects the investment made by the Company in 1995 in establishing and supporting its U.S. managed network of independent sales agents. Such expenses were incurred in anticipation of the product sales growth which the Company experienced in 1996.

  Acquired in-process research and development. In September 1996, in connection with the Reorganization, the Company recorded a non-recurring charge of $2.8 million for the acquisition of in-process research and development that had not yet reached technological feasibility.

  Research and development. Research and development expenses increased by 44.7% from $190,000 in 1994 to $274,000 in 1995 and by 67.6% to $460,000 in
1996. These increases reflected an increased volume of product development work being performed by the Company and increased staffing levels.

  Other income and expense. Other income and expense consists of interest expense and other miscellaneous expense and income items. Interest expense has remained relatively constant over the past three years.

  Income taxes. Due to operating losses in Finland and in the U.S., the Company did not incur any tax obligations during 1994 or 1995. In 1996, one of the Company's Finnish subsidiaries recorded a profit, which resulted in a Finnish tax liability of $208,000.

  3. In September 1996, the Registrant issued and sold 55,264 shares of its Common Stock to a former employee at an aggregate price of approximately $50,000. Such sale was made to honor a pre-existing commitment to the former employee.

  The Registrant from time to time has granted stock options to purchase shares of Common Stock to certain officers and employees. The following table sets forth certain information regarding such grants:

                                                                    RANGE OF
                                                   NO. OF SHARES EXERCISE PRICES
                                                   ------------- ---------------
   1995...........................................    277,009      $     .9025
   1996...........................................    147,373      $4.75-$9.50

  The above securities were offered and sold by the Registrant in reliance upon an exemption from registration under either (i) Section 4(2) of the Securities Act as transactions not involving any public offering or (ii) Rule 701 under the Securities Act. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

 (a) Exhibits

  1.1*   Form of Underwriting Agreement.
         Restated Certificate of Incorporation of the Registrant as currently
  3.1*   in effect.
  3.2*   Form of Restated Certificate of Incorporation to be filed after the closing of the Offering made under this Registration Statement.
  3.3*   Bylaws of the Registrant, as currently in effect.
  4.1*   Specimen Common Stock Certificate.
  5.1*   Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.
 10.1*   Reorganization Agreement dated as of September 5, 1996.
 10.2*   Form of Registrant's 1996 Stock Option/Stock Issuance Plan.
 10.3*   Form of Amended and Restated Employment Agreement between the
         Registrant and David W. Anderson.
 10.4*   Form of Employment Agreement between the Registrant's Subsidiary and
         Pertti Tormala, as amended.
 10.5*   Form of Proprietary Information and Inventions Agreement.
 10.6*   Investors' Rights Agreement, dated as of September 6, 1996, between the Registrant and certain holders of the Registrant's securities.
 10.7*   Stock Purchase Agreement between the Registrant and Purchasers of the
         Company's Preferred Stock and Warrants.
 10.8*+  License Agreements between the Registrant's Subsidiary and Saul N.
         Schreiber.
 10.9*+  License Agreement among the Registrant's Subsidiary, Pertti Tormala,
         Markku Tamminmaki and Menifix I/S.
 10.10*+ Licensing, Manufacturing and Distribution Agreement among the
         Registrant's Subsidiary, Pertti Tormala and various Danish and Finnish inventors.
 10.11*  Shareholders' Agreement among Bionix, B.V. and certain shareholders of the Company.
 10.12*  Headquarters Lease.
 10.13*  Security Agreements and Secured Promissory Note.
 21.1*   List of Subsidiaries.
 23.1    Consent of KPMG Peat Marwick LLP (including a report regarding the financial statement schedule).
 23.2*   Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. (included in Exhibit 5.1).
 23.3*   Consent of Kenyon & Kenyon.
 24.1*   Power of Attorney.
 27.1*   Financial Data Schedule.

--------
 * Previously filed.
 + Certain portions of this exhibit have been omitted based upon a request for confidential treatment. The omitted portions of this exhibit have been separately filed with the Securities and Exchange Commission.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 5 TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF MALVERN, STATE OF PENNSYLVANIA, ON THE 24TH DAY OF APRIL, 1997.

                                          BIONX IMPLANTS, INC.

                                                   /s/ David W. Anderson
                                          By: _________________________________
                                            David W. Anderson
                                            (President and Chief Executive
                                             Officer)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 5 TO THE REGISTRANT'S REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                        TITLE                 DATE

        /s/ David W. Anderson          President, Chief         April 24, 1997
-------------------------------------   Executive Officer
          DAVID W. ANDERSON             and Director
                                        (Principal
                                        Executive Officer)

        /s/ David J. Bershad*          Director                 April 24, 1997
-------------------------------------
          DAVID J. BERSHAD

        /s/ Anthony J. Dimun*          Director                 April 24, 1997
-------------------------------------
          ANTHONY J. DIMUN

 EXHIBIT
   NO.                              DESCRIPTION
 -------                            -----------
  1.1*   Form of Underwriting Agreement.
  3.1*   Restated Certificate of Incorporation of the Registrant as
         currently in effect.
  3.2*   Form of Restated Certificate of Incorporation to be filed after the closing of the Offering made under this Registration
         Statement.
  3.3*   Bylaws of the Registrant, as currently in effect.
  4.1*   Specimen Common Stock Certificate.
  5.1*   Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.
 10.1*   Reorganization Agreement dated as of September 5, 1996.
 10.2*   Form of Registrant's 1996 Stock Option/Stock Issuance Plan.
 10.3*   Form of Amended and Restated Employment Agreement between the
         Registrant and David W. Anderson.
 10.4*   Form of Employment Agreement between the Registrant's Subsidiary and Pertti Tormala, as amended.
 10.5*   Form of Proprietary Information and Inventions Agreement.
 10.6*   Investors' Rights Agreement, dated as of September 6, 1996, between the Registrant and certain holders of the Registrant's securities.
 10.7*   Stock Purchase Agreement between the Registrant and Purchasers of the Company's Preferred Stock and Warrants.
         License Agreements between the Registrant's Subsidiary and Saul
 10.8*+  N. Schreiber.
 10.9*+  License Agreement among the Registrant's Subsidiary, Pertti
         Tormala, Markku Tamminmaki and Menifix I/S.
 10.10*+ Licensing, Manufacturing and Distribution Agreement among the
         Registrant's Subsidiary, Pertti Tormala and various Danish and
         Finnish inventors.
         Shareholders' Agreement among Bionix, B.V. and certain
 10.11*  shareholders of the Company.
 10.12*  Headquarters Lease.
 10.13*  Security Agreements and Secured Promissory Note.
 21.1*   List of Subsidiaries.
 23.1    Consent of KPMG Peat Marwick LLP (including a report regarding the financial schedule).
 23.2*   Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. (to
         be included in Exhibit 5.1).
 23.3*   Consent of Kenyon & Kenyon.
 24.1*   Power of Attorney.
 27.1*   Financial Data Schedule.

--------
 * Previously filed.
 + Certain portions of this exhibit have been omitted based upon a request for confidential treatment. The omitted portions of this exhibit have been separately filed with the Securities and Exchange Commission.